 Exhibit 10.14
CITRIX SYSTEMS, INC.

AMENDED AND RESTATED
2005 EMPLOYEE STOCK PURCHASE PLAN

Article 1—Purpose.

This Amended and Restated 2005 Employee Stock Purchase Plan (the “Plan”) is effective as of March 24, 2005, subject to stockholder approval, and is intended to encourage stock ownership by all eligible employees of Citrix Systems, Inc. (the “Company”), a Delaware corporation, and its participating companies (as defined in Article 17) so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company and its participating companies. The Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is intended for the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”)(although the Company makes no undertaking or representation to maintain such qualification). In addition, this Plan authorizes the grant of options under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Article 2—Administration of the Plan.

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”). For any period during which no such committee is in existence, “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.

The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final, unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem necessary or desirable. In particular, the Committee may adopt, or may delegate to an executive officer or officers the authority to adopt, rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

Article 3—Eligible Employees.

Unless otherwise required by applicable law, all employees of the Company or any of its participating companies whose customary employment is more than twenty (20) hours per week and for more than five (5) months in any calendar year shall be eligible to receive options under the Plan to purchase common stock of the Company. Persons who are eligible employees on the first business day of any Payment Period (as defined in Article 5) shall receive their options as of such day. Persons who become eligible employees after any date on which options are granted under the Plan shall be granted options on the first day of the next succeeding Payment Period on which options are granted to eligible employees under the Plan. Directors who are not employees of the Company shall not be eligible to receive options under this Plan. In no event, however, may an employee be granted an option if such employee, immediately after the option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any parent corporation or subsidiary corporation, as the terms “parent corporation” and “subsidiary corporation” are defined in Section 424(e) and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

Article 4—Stock Subject to the Plan.

The stock subject to the options under the Plan shall be shares of the Company’s authorized but unissued common stock, par value $0.001 per share (the “Common Stock”), or shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 10,000,000, subject to adjustment as provided in Article 12. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available under the Plan.

Article 5—Payment Period and Stock Options.

The payment periods during which contributions will be accumulated under the Plan shall consist of periods commencing on July 16 and January 16 and ending on February 1 and August 1 of each calendar year, respectively (each, a “Payment Period” and collectively, the “Payment Periods”); the initial Payment Period shall commence on July 16, 2005, and end on February 1, 2006. Contributions under the Plan shall be made by way of payroll deductions, unless otherwise required by applicable law.

Twice each year, on the first business day of each Payment Period, the Company will grant to each eligible employee who is then a participant in the Plan an option to purchase on the last day of such Payment Period, at the Option Price hereinafter provided for, a maximum of 12,000 shares, on condition that such employee remains eligible to participate in the Plan throughout the remainder of such Payment Period, unless otherwise required by applicable law. The participant shall be entitled to exercise the option so granted only to the extent of the participant’s accumulated payroll deductions on the 15th day of the month immediately preceding the last day of a Payment Period (each, a “Payroll Cut-off Date”). Any payroll deductions accumulated between a Payroll Cut-off Date and the end of the Payment Period to which such Payroll Cut-off Date applies shall be applied to the Payment Period that commenced immediately after such Payroll Cut-off Date. If a participant’s accumulated payroll deductions on a Payroll Cut-off Date would enable a participant to purchase more than 12,000 shares except for the 12,000 share limitation, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the 12,000 shares shall be promptly refunded to such participant by the Company, without interest (unless otherwise required by applicable law). The “Option Price” per share for each Payment Period shall be 85% of the fair market value of the Common Stock on the last business day of the Payment Period, rounded up to the nearest whole cent. The foregoing limitation on the number of shares subject to option and the Option Price shall be subject to adjustment as provided in Article 12.

For purposes of the Plan, “fair market value of the Common Stock” on any business day shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq Stock Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq Stock Market; or (iv) if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length.

For purposes of the Plan, the term “business day” means a day on which there is trading on the Nasdaq Stock Market or the aforementioned national securities exchange, whichever is applicable pursuant to the preceding paragraph.

No employee shall be granted an option that permits the employee’s right to purchase stock under the Plan, and under all other Section 423(b) employee stock purchase plans of the Company and any parent or subsidiary corporations, to accrue at a rate that exceeds $25,000 of fair market value of such stock (determined on the date or dates that options on such stock were granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code. If the participant’s accumulated payroll deductions on the last day of the Payment Period with respect to such Payment Period would otherwise enable the participant to purchase Common Stock in excess of the Section 423(b)(8) limitation described in this paragraph, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the shares actually purchased shall be promptly refunded to the participant by the Company, without interest (unless otherwise required by applicable law).

Article 6—Exercise of Option.

Each eligible employee who continues to be a participant in the Plan on the last day of a Payment Period shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as the participant’s accumulated payroll deductions on the applicable Payroll Cut-off Date will purchase at the Option Price, subject to the 12,000 share limit of the option and the Section 423(b)(8) limitation described in Article 5. Unless otherwise required by applicable law, if the individual is not a participant on the last day of a Payment Period, then he or she shall not be entitled to exercise his or her option. Only full shares of Common Stock may be purchased under the Plan. With respect to any Payment Period, unused payroll deductions remaining in a participant’s account by reason of the inability to purchase a fractional share shall be applied to the most recently commenced Payment Period.

Article 7—Authorization for Entering the Plan.

An employee may elect to enter the Plan by either (a) completing and delivering an electronic enrollment form in a format acceptable to the Company, or (b) completing, signing and delivering to the Company a written authorization, in either case:

A. Stating the percentage to be deducted regularly from the employee’s pay;

B. Authorizing the purchase of stock for the employee in each Payment Period in accordance with the terms of the Plan; and

C. Specifying the exact name or names in which stock purchased for the employee is to be issued as provided under Article 11 hereof.

Such enrollment or authorization must be received by the Company at least ten (10) business days before the first day of the next succeeding Payment Period and shall take effect only if the employee is an eligible employee on the first business day of such Payment Period, unless otherwise required by applicable law.

Unless a participant files a new enrollment or authorization or withdraws from the Plan, the deductions and purchases under the enrollment or authorization the participant has on file under the Plan will continue from one Payment Period to succeeding Payment Periods as long as the Plan remains in effect.

The Company will accumulate and hold for each participant’s account the amounts deducted from his or her pay. Unless otherwise required by applicable law, no interest will be paid on these amounts.

Article 8—Maximum Amount of Payroll Deductions.

An employee may authorize payroll deductions in an amount (expressed as a whole percentage) not less than one percent (1%) but not more than ten percent (10%) of the employee’s total compensation, including base pay or salary and any overtime, bonuses or commissions.

Article 9—Change in Payroll Deductions.

Deductions may not be increased or decreased between the commencement of a Payment Period and the Payroll Cut-off Date applicable to such Payment Period. However, a participant may withdraw in full from the Plan at any time, except, with respect to withdrawal from a Payment Period, on the last day of such Payment Period.

Article 10—Withdrawal from the Plan.

An employee may withdraw from the Plan (in whole but not in part) at any time, except, with respect to withdrawal from a Payment Period, on the last day of such Payment Period, by delivering a withdrawal notice to the Company, in which case the Company will promptly refund the entire balance of the employee’s deductions not previously used to purchase stock under the Plan.

To re-enter the Plan, an employee who has previously withdrawn must file a new authorization at least ten (10) business days before the first day of the next Payment Period in which he or she wishes to participate. The employee’s re-entry into the Plan becomes effective at the beginning of such Payment Period, provided that he or she is an eligible employee on the first business day of such Payment Period, unless otherwise required by applicable law.

Article 11—Issuance of Stock.

Upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations and with the requirements hereof, each Plan participant’s name shall be entered as a stockholder of record on the books and records of the Company with respect to the stock issued hereunder as soon as practicable after each Payment Period by the Company’s transfer agent.

Stock purchased under the Plan shall be issued only in the name of the participant, or if the participant’s authorization so specifies and if permitted by the Committee, in the name of the participant and another person of legal age as joint tenants with rights of survivorship.

Article 12—Adjustments.

Upon the happening of any of the following described events, a participant’s rights under options granted under the Plan shall be adjusted as hereinafter provided:

A. In the event that the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if, upon a reorganization, split-up, liquidation, recapitalization or the like of the Company, the shares of Common Stock shall be exchanged for other securities of the Company, each participant shall be entitled, subject to the conditions herein stated, to purchase such number of shares of Common Stock or amount of other securities of the Company as were exchangeable for the number of shares of Common Stock that such participant would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange; and

B. In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which shall at the time be subject to option hereunder, each participant upon exercising such an option shall be entitled to receive (for the purchase price paid upon such exercise) the shares as to which the participant is exercising his or her option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, as is equal to the number of shares thereof and the amount of cash in lieu of fractional shares, respectively, which the participant would have received if the participant had been the holder of the shares as to which the participant is exercising his or her option at all times between the date of the granting of such option and the date of its exercise.

Upon the happening of any of the foregoing events, the class and aggregate number of shares set forth in Article 4 hereof which are subject to options that have been or may be granted under the Plan and the limitations set forth in the second paragraph of Article 5 shall also be appropriately adjusted to reflect the events specified in paragraphs A. and B. above. Notwithstanding the foregoing, any adjustments made pursuant to paragraphs A. or B. shall be made only after the Committee, based on advice of counsel for the Company, determines whether such adjustments would constitute a “modification” (as that term is defined in Section 424 of the Code). If the Committee determines that such adjustments would constitute a modification, it may refrain from making such adjustments.

If the Company is to be consolidated with or acquired by another entity in a merger, a sale of all or substantially all of the Company’s assets or otherwise (an “Acquisition”), the Committee shall, with respect to options then outstanding under the Plan, either (i) make appropriate provision for the exchange of such options on an equitable basis for the consideration payable with respect to the outstanding shares of the Company’s Common Stock in connection with the Acquisition, or (ii) terminate all outstanding options in exchange for a cash payment equal to 85% of the fair market value of the Common Stock on the last business day prior to the date of the Acquisition).

The Committee shall determine the adjustments to be made under this Article 12, and its determination shall be conclusive.

Article 13—No Transfer or Assignment of Employee’s Rights.

An employee’s rights under the Plan are the employee’s alone and may not be transferred or assigned to, or availed of by, any other person other than by will or the laws of descent and distribution. Any option granted under the Plan to an employee may be exercised, during the employee’s lifetime, only by the employee.

Article 14—Termination of Employee’s Rights.

Unless otherwise required by applicable law, whenever a participant ceases to be an eligible employee because of retirement, voluntary or involuntary termination, resignation, layoff, discharge, death or for any other reason, his or her rights under the Plan shall immediately terminate, and the Company shall promptly refund, without interest (unless otherwise required by applicable law), the entire balance of his or her payroll deduction account under the Plan. Notwithstanding the foregoing, eligible employment shall be treated as continuing intact while a participant is on military leave, sick leave or other bona fide leave of absence, for up to 90 days, or for so long as the participant’s right to re-employment is guaranteed either by statute or by contract, if longer than 90 days.

If a participant’s payroll deductions are interrupted by any legal process, a withdrawal notice will be considered as having been received from the participant on the day the interruption occurs.

Article 15—Termination and Amendments to Plan.

Unless terminated sooner as provided below, the Plan shall terminate on March 24, 2015. The Plan may be terminated at any time by the Board but such termination shall not affect options then outstanding under the Plan, provided, that the Plan or a Payment Period may be terminated by the Board on the last business day of such Payment Period or by the Board’s setting a new end date for such Payment Period with respect to a Payment Period then in progress if the Board determines that termination of the Plan and/or the Payment Period is in the best interests of the Company and its stockholders or if continuation of the Plan and/or the Payment Period would cause the Company to incur adverse accounting charges as a result of the Plan. It will terminate in any case when all or substantially all of the unissued shares of stock reserved for the purposes of the Plan have been purchased. If at any time shares of stock reserved for the purpose of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase stock, and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded, without interest (unless otherwise required by applicable law).

The Committee or the Board of Directors may from time to time adopt amendments to the Plan provided that, without the approval of the stockholders of the Company, no amendment may (i) materially increase the number of shares that may be issued under the Plan; (ii) change the class of employees eligible to receive options under the Plan, if such action would be treated as the adoption of a new plan for purposes of Section 423(b) of the Code; or (iii) cause Rule 16b-3 under the Securities Exchange Act of 1934 to become inapplicable to the Plan. Notwithstanding the foregoing, nothing herein shall restrict the Committee or the Board of Directors from amending the Plan to implement a “look-back” period for purposes of calculating any option price to the maximum extent permitted by Section 423(b) of the Code.

Article 16—Limits on Sale of Stock Purchased under the Plan.

The Plan is intended to provide shares of Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell stock purchased under the Plan at any time the employee chooses, subject to compliance with any policies of the Company, applicable federal or state securities or tax laws and subject to any restrictions imposed under Article 21 to ensure that tax withholding obligations are satisfied. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

Article 17—Participating Companies.

The term “participating company” shall mean any present or future subsidiary or affiliate of the Company, which is designated from time to time by the Committee to participate in the Plan. The Committee shall have the power to make such designation before or after the Plan is approved by the stockholders and may further designate such companies as participating in the 423 Component or the Non-423 Component. “Subsidiary” means a “subsidiary corporation” of the Company whether now or hereafter existing, as defined in Section 424(f) of the Code. “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing. For purposes of the 423 Component, only subsidiaries may be participating companies, provided, however, that at any given time, a subsidiary that is a participating company under the 423 Component shall not be a participating company under the Non-423 Component. The Committee may provide that any participating company shall only be eligible to participate in the Non- 423 Component.

Article 18—Optionees Not Stockholders.

Neither the granting of an option to an employee nor the deductions from his or her pay shall constitute such employee a stockholder of the shares covered by an option until such shares have been actually purchased by the employee.

Article 19—Application of Funds.

The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

Article 20—Notice to Company of Disqualifying Disposition.

By electing to participate in the Plan, each participant who is a U.S. taxpayer agrees to notify the Company in writing immediately after the participant transfers Common Stock acquired under the Plan, if such transfer occurs within two years after the first business day of the Payment Period in which such Common Stock was acquired. Each such participant further agrees to provide any information about such a transfer as may be requested by the Company or any subsidiary corporation in order to assist it in complying with the tax laws. Such dispositions generally are treated as “disqualifying dispositions” under Sections 421 and 424 of the Code, which have certain tax consequences to participants who are U.S. taxpayers and to the Company and its participating subsidiaries.

Article 21—Withholding of Additional Income Taxes.

By electing to participate in the Plan, each participant acknowledges that the Company and its participating companies are required to withhold taxes with respect to the amounts deducted from the participant’s compensation and accumulated for the benefit of the participant under the Plan, and each participant agrees that the Company and its participating companies may deduct additional amounts from the participant’s compensation, when amounts are added to the participant’s account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligations. Each participant further acknowledges that when Common Stock is purchased under the Plan, the Company and its participating companies may be required to withhold taxes with respect to all or a portion of the difference between the fair market value of the Common Stock purchased and its purchase price, and each participant agrees that such taxes may be withheld from compensation otherwise payable to such participant. It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the participant under Article 7 will be used to purchase Common Stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any participant, then, notwithstanding any other provision of the Plan, the Company may withhold such taxes from the participant’s accumulated payroll deductions and apply the net amount to the purchase of Common Stock, unless the participant pays to the Company, prior to the exercise date, an amount sufficient to satisfy such withholding obligations. Each participant further acknowledges that the Company and its participating companies may be required to withhold taxes in connection with the disposition of stock acquired under the Plan and agrees that the Company or any participating company may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Common Stock by the participant upon the payment to the Company or such subsidiary or affiliate of an amount sufficient to satisfy such withholding requirements.

Article 22—Governmental Regulations.

The Company’s obligation to sell and deliver shares of Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to identify shares of Common Stock issued under the Plan on its stock ownership records and send tax information statements to employees and former employees who transfer title to such shares.

Article 23—Governing Law.

The validity and construction of the Plan shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.